Exhibit 10.3

[       ], 2025

Yorkville Acquisition Corp.
1012 Springfield Avenue

Mountainside, New Jersey 07092

Re:	Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and between Yorkville Acquisition Corp., a Cayman Islands exempted company (the “Company”), and Clear Street LLC, as the representative (the “Representative”) of the several underwriters (the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of up to 17,250,000 of the Company’s units (including up to 2,250,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), and one-third of one redeemable warrant. Each whole warrant (each, a “Public Warrant”) entitles the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as described in the Prospectus (as defined below). The Units will be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Company has applied to have the Units listed on The Nasdaq Global Market. Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Yorkville Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned individuals, each of whom is, or will be, a member of the Company’s board of directors and/or management team (each of the undersigned individuals, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1. [Reserved].

2. Business Combination Support. The Sponsor and each Insider agree with the Company that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any Founder Shares and Placement Shares owned by it, him or her in favor of any proposed Business Combination; (ii) vote any Class A Ordinary Shares owned by it, him or her purchased through the Public Offering in favor of any proposed Business Combination; (iii) not redeem any Ordinary Shares owned by it, him or her in connection with such shareholder approval and (iv) not vote any Class A Ordinary Shares purchased from Public Shareholders in favor of any proposed Business Combination. If the Company seeks to consummate a proposed Business Combination by engaging in a tender offer, the Sponsor and each Insider agrees that it, he or she will not sell or tender any Ordinary Shares owned by it, him or her in connection therewith.

3. Failure to Consummate a Business Combination; Trust Account Waiver.

(a) The Sponsor and each Insider hereby agrees with the Company that in the event that the Company fails to consummate a Business Combination within the time period set forth in the Company’s amended and restated memorandum and articles of association (as it may be amended from time to time, the “Charter”), the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the Class A Ordinary Shares sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject, in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

(b) The Sponsor and each Insider agrees not to propose any amendment to the Charter (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within the time period set forth in the Charter, or such earlier liquidation date as the Company’s board of directors may approve or (B) with respect to any other material provisions relating to the rights of holders of Class A Ordinary Shares or pre-initial Business Combination activity, unless the Company provides its Public Shareholders with the opportunity to redeem their Offering Shares in connection with any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (which interest shall be less taxes payable), divided by the number of then outstanding Offering Shares.

(c) The Sponsor acknowledges and agrees that in the event that the Company fails to consummate a Business Combination within the time period set forth in the Charter, it hereby waives its right to be repaid from the Trust Account for any working capital loans or extension loans in excess of the amounts withdrawn to pay our income taxes to such date, that it or its affiliates or designees have provided to the Company.

(d) The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to any Founder Shares (including any Class A Ordinary Shares issuable upon conversion of any Founder Shares), Placement Units, Placement Warrants, Placement Shares, Working Capital Units, Working Capital Warrants, Working Capital Shares, Extension Units, Extension Shares or Extension Warrants held by it, him or her. The Sponsor and each Insider hereby further waives, with respect to any Founder Shares, Placement Shares and Offering Shares held by it, him or her, if any, any redemption rights it, he or she may have in connection with a shareholder vote to approve an amendment to the Charter (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Offering Shares if the Company has not consummated a Business Combination within the time period set forth in the Charter or (B) with respect to any other material provisions relating to the rights of holders of Class A Ordinary Shares or pre-initial Business Combination activity (although the Sponsor and the Insiders shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the Company fails to consummate a Business Combination within the time period set forth in the Charter). The Sponsor and each Insider further waive any claim it may have in the future as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever.

4. Business Combination with Affiliate. The undersigned acknowledges and agrees that prior to entering into a definitive agreement for a Business Combination with a target business that is affiliated with the undersigned or any other Insiders of the Company or their affiliates, such transaction must be approved by a majority of the Company’s disinterested independent directors and the Company must obtain an opinion from an independent entity that commonly renders valuation opinions that such Business Combination is fair to the Company from a financial point of view.

5. Lock-Up; Transfer Restrictions.

The Sponsor and each Insider agrees that it, he or she shall not Transfer:

(a) any Founder Shares or the Class A Ordinary Shares issuable upon conversion of Founder Shares (the “Founder Shares Lock-up”) until the earlier of (i) six months after the consummation of the initial Business Combination; (ii) subsequent to the consummation of an initial Business Combination, when the closing price of the Ordinary Shares equals or exceeds $11.50 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at after the initial Business Combination; or (iii) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction after the initial Business Combination, that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “Founder Shares Lock-up Period”); and

(b) any Placement Units, Placement Shares, Placement Warrants, Working Capital Units, Working Capital Shares, Working Capital Warrants, Extension Units, Extension Shares or Extension Warrants (or the Ordinary Shares underlying such Placement Warrants, Working Capital Warrants and Extension Warrants), until 30 days after the completion of an initial Business Combination (the “Private Placement Lock-up Period,” and together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 5(a) and (b) above, during the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of the Representative, Transfer any Placement Units, Working Capital Units, Extension Units, Founder Shares, Placement Shares, Working Capital Shares, Extension Shares, Placement Warrants, Working Capital Warrants, Extension Warrants (or the Ordinary Shares underlying such Placement Warrants, Working Capital Warrants and Extension Warrants), or any other securities convertible into, or exercisable or exchangeable for, Ordinary Shares (but excluding Units, Class A Ordinary Shares or Public Warrants purchased in the Public Offering or thereafter) held by it, her or him, as applicable.

(d) Notwithstanding the provisions set forth in Sections 5(a), 5(b) or 5(c) above, Transfers of the Founder Shares, Placement Units, Working Capital Units, Extension Units, Placement Shares, Placement Warrants, Working Capital Warrants, Extension Warrants or Ordinary Shares underlying such Placement Warrants, Working Capital Warrants and Extension Warrants that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 3(d)), are permitted (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any affiliate of the Sponsor or to any member of the Sponsor, any of their affiliates; (b) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in the case of a trust by distribution to one or more permissible beneficiaries of such trust; (f) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the Founder Shares or Placement Units, as applicable, were originally purchased; (g) by virtue of the laws of Delaware or the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; (h) in the event of the Company’s liquidation prior to the completion of a Business Combination; or (i) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s Public Shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property subsequent to the completion of an initial Business Combination; provided, however, that in the case of clauses (a) through (g) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

6. Indemnification. In the event of the liquidation of the Trust Account upon the failure of the Company to consummate its initial Business Combination within the time period set forth in the Charter, the Sponsor (the “Indemnitor”), which for purposes of clarification shall not extend to any other shareholders, members or managers of the Sponsor, or any of the other undersigned, agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company, (ii) any prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”) or (iii) any taxing authority; provided, however, that such indemnification of the Company by the Indemnitor (x) shall apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Offering Share and (ii) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per Offering Share is then held in the Trust Account due to reductions in the value of the trust assets, in each case, net of amounts withdrawn to pay our income taxes and up to $100,000 of interest to pay liquidation and dissolution expenses, (y) shall not apply to any claims by a third party or a Target which executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Indemnitor shall not be responsible to the extent of any liability for such third-party claims. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.

7. Forfeiture of Founder Shares. To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 2,250,000 Units within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Sponsor agrees to forfeit, at no cost, a number of Founder Shares equal to the product of 750,000 multiplied by a fraction, (i) the numerator of which is 2,250,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 2,250,000. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriters so that the Founder Shares will represent, on an as-converted basis, an aggregate of 25% of the Company’s issued and outstanding Founder Shares and Offering Shares sold in the Public Offering (excluding the Placement Shares). The Initial Shareholders further agree that to the extent that the size of the Public Offering is increased or decreased, the Company will effect a share repurchase or share capitalization, as applicable, immediately prior to the consummation of the Public Offering in such amount as to maintain the number of Founder Shares, on an as-converted basis, at 25% of the Company’s issued and outstanding Founder Shares and Offering Shares sold in the Public Offering (excluding the Placement Shares).

8. Remedies. The Sponsor and each Insider hereby agrees and acknowledges that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or an Insider of its, his or her obligations under paragraphs 2, 3, 4 and 5, as applicable, of this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

9. Representations and Warranties.

(a) The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. For each Insider who is or is nominated to be a director or officer of the Company, such Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all material respects and does not omit any material information with respect to the Insider’s background. For each Insider who is or is nominated to be a director or officer of the Company, such Insider’s questionnaire furnished to the Company is true and accurate in all respects. The Sponsor and each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

(b) The Company, the Sponsor and each Insider, with respect to itself, herself or himself, represent and warrant that it, she or he has full right and power, without violating any agreement to which it, he or she is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or director on the board of directors of the Company and hereby consents to being named in the Prospectus as an officer and/or director of the Company.

10. [Reserved].

11.Definitions. As used herein, (i) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Ordinary Shares” shall mean, collectively, the Class A Ordinary Shares and the Company’s Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”); (iii) “Founder Shares” shall mean the 5,750,000 Class B Ordinary Shares issued and outstanding (up to 750,000 of which are subject to complete or partial forfeiture by the Sponsor if the over-allotment option is not exercised in full by the Underwriters); (iv) “Initial Shareholders” shall mean the Sponsor and any Insider that holds Founder Shares; (v) “Placement Units” shall mean the 325,500 units (or up to 351,825 units if the over-allotment option is exercised in full) of the Company, each comprised of one Class A Ordinary Share and one-third of one Placement Warrant that the Sponsor has agreed to purchase for an aggregate purchase price of $3,255,000 (or up to $3,518,250 if the over-allotment option is exercised in full), at $10.00 per unit, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (vi) “Placement Shares” shall mean the 325,500 Class A Ordinary Shares (or up to 351,825 Class A Ordinary Shares if the Underwriters’ over-allotment option is exercised in full) comprising part of the Placement Units; (vii) “Placement Warrants” shall mean the 108,500 warrants (or up to 117,275 warrants if the underwriters’ over-allotment option is exercised in full) comprising part of the Placement Units, each whole warrant entitling the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as described in the Prospectus; (viii) “Working Capital Shares” shall mean the Class A Ordinary Shares comprising part of the Working Capital Units; (ix) “Working Capital Warrants” shall mean the warrants comprising part of the Working Capital Units, each whole warrant entitling the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as described in the Prospectus; (x) “Working Capital Units” shall mean Private Placement-equivalent Units that may be issued in connection with the conversion of any working capital loans; (xi) “Extension Shares” shall mean the Class A Ordinary Shares comprising part of the Extension Units; (xii) “Extension Warrants” shall mean the warrants comprising part of the Extension Units, each whole warrant entitling the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as described in the Prospectus; (xiii) “Extension Units” shall mean the Private Placement-equivalent units that may be issued in connection with the conversion of any extension loans; (xiv) “Public Shareholders” shall mean the holders of securities issued in the Public Offering; (xv) “Trust Account” shall mean the trust account into which a portion of the net proceeds of the Public Offering and the sale of the Placement Units shall be deposited; and (xv) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

12. Director and Officer Liability Insurance. The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each Insider who is or is nominated to be a director or officer of the Company shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available pursuant to such policy or policies for any of the Company’s directors or officers.

13. Entire Agreement. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by (i) each Insider that is the subject of any such change, amendment, modification or waiver, (ii) the Sponsor, and (iii) the Company.

14. Assignment. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Company, the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

15. Third-Party Rights. Except as provided for in paragraph 6 and paragraph 22, nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. Except as provided for in paragraph 6 and paragraph 22, all covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

16. Counterparts. This Letter Agreement may be executed in any number of original, facsimile or other electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

17. Severability. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

18. Governing Law. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

19. Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or e-mail transmission.

20. Effect of Headings. The paragraph headings herein are for convenience only and are not part of this Letter Agreement and shall not affect the interpretation thereof.

21. Termination. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods and (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by [May 31, 2026]; provided further that paragraphs 3 and 6 of this Letter Agreement shall survive such termination.

22. Underwriters as Beneficiaries. The Company, the Sponsor and each Insider hereby acknowledges and agrees that each of the Underwriters is a third-party beneficiary of this Letter Agreement and shall have the right to enforce its terms against each of the parties hereto.

[Signature Page Follows]

Sincerely,

Yorkville Acquisition Sponsor LLC

By:	YA II PN, Ltd
Its:	Manager

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By:	Yorkville Advisors Global II, LLC
Its:	General Partner

By:
Name:	Matthew Beckman
Title:	Manager

Kevin McGurn

Michael Rosselli

Mark Angelo

Devin G. Nunes

Scott Glabe

Omar Hasan

Acknowledged and Agreed:

YORKVILLE ACQUISITION CORP.

By:
Name:	Kevin McGurn
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]